                                            Exhibit 10.27

TAD (Team Achievement Dividend) Plan

I.	PURPOSE
Toys “R” Us, Inc. (the “Company”) has established the Team Achievement Dividend Plan (“TAD” or the “Plan”) to award annual cash incentives for purposes of motivating, rewarding and retaining eligible Team Members based in the Global Resource Center (“GRC”).

II.	EFFECTIVE DATE
This Plan sets forth the annual bonus program for each fiscal year of the Company beginning with the _____ fiscal year and supersedes and replaces all previous annual cash incentive programs (whether written or oral, formal or informal) in effect for GRC Team Members.

III.	ELIGIBILITY

1.
All regular full-time and part-time Team Members working at the GRC are eligible to participate in TAD, unless otherwise specified in the annual TAD Plan Summary. For the purposes of TAD, a regular Team Member is defined as not having seasonal, contract or temporary employment status. For the avoidance of doubt, all Executive Officers of the Company shall be deemed as being based in GRC regardless of their geographic location.

2.
New Team Members hired after the first day of a Plan Year but on or prior to November 15th of such Plan Year will be eligible to receive a pro rata payment of a TAD award based on the number of days employed in such Plan Year. Team Members hired after November 15th of any Plan Year will not be eligible to participate in TAD for that Plan Year.

3.
Team Members must be employed on the payout date for each Plan Year to receive their potential TAD award for that Plan Year. Team Members who leave the Company, voluntarily or involuntarily, prior to the payout date will not be eligible to receive the TAD award except as may be required by any applicable employment agreement or as set forth in Section VI.

IV.	METRIC DEFINITIONS & BUSINESS UNIT DEFINITIONS

EBITDA is adjusted EBITDA, and is defined as net earnings before interest expense, income tax, depreciation and amortization, further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-

recurring.  Examples include private equity sponsor management and advisory fees, goodwill and asset impairment charges, restructuring charges, impact of litigation and net gains on sales of properties.

Financial Target is the fiscal budget/plan approved by the Board of Directors of the Company. For incentive purposes, the EBITDA results used to determine achievement against financial plan are net of any incentive award expenses.

Global Business Units are departments that, overall, have global responsibility and/or work on or support global initiatives. The following departments are considered Global Business Units:

• Business Transformation • Digital • Finance • Human Resources • Information Technology • Franchise • Legal	• Logistics • Procurement • Public Relations/Communications • Quality Assurance • R Brands • Real Estate

Leverage is the ability to earn a higher or lower TAD award based on the achievement of the financial metrics. Leverage only applies to Team Members whose TAD Award Target is based on a percentage (%) of annual base salary.

Plan Year means each applicable fiscal year of the Company during which the Plan is in effect.

TAD Award Target is the amount of the annual cash bonus target that a Team Member may be eligible to earn if the Company achieves its applicable EBITDA target(s). For Levels C, D, D1, E, F and G, target TAD Award Targets are a percentage (%) of your annual base salary and varies based on your grade level and/or role.

Your TAD Award Target is consistent with your previous annual bonus target. If you do not know what your TAD Award Target is, you may contact your HR Business Partner for clarification.

For Levels H60, H80, H90, A and B, the TAD Award Target will be set forth on Schedule B that will be attached to the TAD and updated for each Plan Year.

US Business Units are departments that, overall, support the US business. The following departments are considered US Business Units:

• Asset Protection • Guest Services • Marketing • Merchandising • Merchandise Presentation • Planning & Allocations	• Regional Store Operations • Store Operations • Store Planning • Supply Chain Operations • Visual Merchandising

V.	DESIGN & METRICS
TAD awards are based 100% on the financial performance of the Company in its achievement of its target EBITDA goals. The applicable EBITDA metrics vary by business unit for each Plan Year. The applicable target for each such metric will be set forth on the Schedule A that will be attached to the TAD and updated for each Plan Year.

Team Members whose TAD award is based on a percentage (%) of annual base salary will be leveraged based on achievement against the financial target(s). Achievements can result in a TAD award being between 0% - 150% of your TAD Award Target.

Team Members whose TAD award is a fixed payout are not leveraged. The financial target must be met in order for your fixed payout to be paid to you.

VI.	PRO RATA RULES
For each Plan Year your award will be based upon your TAD Award Target and, where applicable, your rate of annual base salary as in effect on November 15th of that Plan Year.

Any changes to a Team Member’s business unit, TAD Award Target and annual base salary rate after November 15th will be prorated based upon the number of days the applicable element applies.

All eligibility rules outlined in Section III must still be met.

a.	Movement Between Company Incentive Plans
If a Team Member changes positions during a Plan Year where a different incentive plan applies, results used will be prorated based on the number of days spent in each plan during that Plan Year.

b.	Movement Between Business Units (Global vs US)
If a Team Member changes positions during a Plan Year that results in a change from a Global Business Unit to US Business Unit or vice versa, results used will be prorated based on the number of days spent in each Business Unit during that Plan Year.

c.	New Hires
Team Members who commence employment after the first day of the Plan Year but on or prior to November 15th of that Plan Year, will have their TAD award prorated based on the number of actual days spent in an eligible position during such Plan Year. If a

Team Member commences employment after November 15th of any Plan Year, he/she is not eligible to participate in the Plan for such Plan Year.

d.	Promotions
For each Plan Year, the rate of annual base salary and TAD Award Target for Team Members who are promoted on or prior to November 15th of that Plan Year will not be prorated. Any promotions that occur after November 15th of any Plan Year will be prorated using November 15th as the starting point.

e.	Demotions
For each Plan Year, Team Members who are demoted after November 15th of that Plan Year, will have their TAD award prorated based upon the number of actual days spent in each incentive eligible position, if applicable.

f.	Rehires
Team Members who experience gaps in service during a Plan Year due to either: (a) separation from the Company and subsequent rehire, or (b) temporary suspension from job duties, will have their TAD award based on the total days worked in any incentive eligible position during a Plan Year.

g.	Leaves of Absence
Team Members who were absent due to an approved leave(s) of absence remain eligible to receive a TAD award as long as they worked at least one day during the applicable Plan Year and are employed on the payout date.

h.	Retirement
Team Members who retire from the Company after the close of the applicable Plan Year, but prior to the payout date, will still be eligible to receive their TAD award if they retire after attaining age 60 and have 10 or more years of continuous service from their most recent hire date.

i.	Reduction In Force
Team Members impacted by a reduction in force after the close of the applicable Plan Year but who are not actively employed on the payout date remain eligible to receive their TAD award.

j.	Death
In the case of an eligible Team Member who dies during a Plan Year, the amount of the TAD award, assuming the applicable performance goals are met, will be prorated based on the date of death and the number of days the team member was employed during such Plan Year. Any payment due will be paid to the Team Member’s beneficiary or estate at the time set forth in Section VII below.

VII.	PAYMENTS

For each Plan Year, if financial goals and all other terms and conditions are satisfied, TAD award payouts will be made to each eligible Team Member in one lump sum cash payment on a date selected by the Company during the 2 ½ month period following the close of such Plan Year. All payments are subject to applicable tax withholding and payroll deductions required by law, as well as any other previously defined Company or individual withholdings.

Prior to the payout of any TAD award for any Plan Year, the total incentive award spend will be reviewed and approved by an appropriate committee of the Board of Directors.

VIII.	GENERAL PROVISIONS

a.
The Company reserves the right to amend, suspend, or terminate all or part of the TAD, or to modify any payments thereunder, for any or no reason, with or without advance notice, until and including the day before the last day of the applicable Fiscal Year. As of the last day of any applicable Plan Year or thereafter, the Company is precluded from exercising the rights delineated in the previous sentence with respect to TAD awards for such Plan Year.

b.
TAD awards may not be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent and distribution, and no TAD awards shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of a TAD award not specifically permitted herein shall be null and void and without effect.

c.	Participation in the TAD is not a guarantee of continued or future employment and does not alter the “at-will” employment nature of the relationship between a Team Member and the Company.

d.	Any proposed exceptions to the Plan must be submitted in writing to the GRC Compensation department. Approval must be obtained prior to any action being taken and/or discussions with a Team Member.

e.	The Company will have the exclusive authority to administer and interpret this Plan in its sole discretion

Schedule A

TAD Plan Goals for the _____ Plan Year

Schedule B

TAD Award Targets for Levels H60, H80, H90, A and B for the _____ Plan Year